UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 30, 2006

CBRL GROUP, INC.

Tennessee	0-25225	62-1749513
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

305 Hartmann Drive, Lebanon, Tennessee 37087

(615) 444-5533

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Stock Purchase Agreement

On October 30, 2006, CBRL Group, Inc., a Tennessee corporation (the “Company”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with LRI Holdings, Inc. (“LRI”). Pursuant to the terms of the Stock Purchase Agreement, the Company’s wholly-owned subsidiary, Logan’s Roadhouse, Inc. (“Logan’s”) will be sold to LRI. LRI is owned by a consortium of private investment funds affiliated with Bruckmann, Rosser, Sherrill & Co. Inc. and of Canyon Capital Advisors LLC.

Total consideration in the transaction is $486 million, subject to customary post-closing adjustments, for working capital, indebtedness and capital expenditures. This amount includes the anticipated gross proceeds from a real estate sale-leaseback transaction to be undertaken by Logan’s and closed simultaneously with the sale of Logan’s to LRI.

LRI has obtained and furnished to the Company equity and debt financing commitments for the transactions contemplated by the Stock Purchase Agreement, the aggregate proceeds of which will be sufficient for LRI to pay (with the exception of the anticipated proceeds of the sale-leaseback, which is being financed separately) the consideration required by the Stock Purchase Agreement and all related fees and expenses. Consummation of the sale of Logan’s to LRI is not subject to a financing condition, but is subject to various other conditions, including expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, receipt of various permits relating to the sale of alcoholic beverages and other customary closing conditions. The parties expect to close the transaction on or before November 30, 2006. The Stock Purchase Agreement has a termination date of December 31, 2006, which can be extended by either of the parties in the event certain conditions have not been satisfied prior to that time.

The foregoing summary of the Stock Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Stock Purchase Agreement filed herewith as Exhibit 2.1 and incorporated herein by reference.

Sale-Leaseback Agreements

On October 30, 2006, in connection with entering into the Stock Purchase Agreement with LRI, Logan’s entered into the following agreements (the “Sale-Leaseback Documents”) with respect to 64 Logan’s locations under which Logan’s would receive $210 million in expected gross proceeds which, after deducting transaction costs paid by Logan’s, would be paid to the Company in satisfaction of inter-company debt, as a dividend or as a return of capital:

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Agreement for Purchase and Sale between Logan's, as Seller, and Wachovia Development Corporation, or its assigns, as Buyer, dated October 30, 2006, together with all documents, agreements, instruments and written deliverables to be executed and/or delivered in conjunction with the closing under the foregoing agreement, and including, in any event, the related form of lease attached thereto (the “Wachovia Sale-Leaseback Document”).

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Agreement for Purchase and Sale between Logan's, as Seller, and Trustreet Properties, Inc., or its assigns, as Buyer, dated October 30, 2006, together with all documents, agreements, instruments and written deliverables to be executed and/or delivered in conjunction with the closing under the foregoing agreement, and including, in any event, the related form of lease attached thereto.

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Agreement for Purchase and Sale between Logan's, as Seller, and National Retail Properties, Inc., or its assigns, as Buyer, dated October 30, 2006, together with all documents, agreements, instruments and written deliverables to be executed and/or delivered in conjunction with the closing under the foregoing agreement, and including, in any event, the related form of lease attached thereto.

Consummation of the sale of the Logan’s properties pursuant to the Sale-Leaseback Documents is subject to customary closing conditions, including title and other requirements. The parties expect to close the transaction on or before November 30, 2006.

The foregoing summary of the Sale-Leaseback Documents and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Wachovia Sale-Leaseback Document filed herewith as Exhibit 2.2 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On October 30, 2006, CBRL Group, Inc. issued the press release that is furnished as Exhibit 99.1 to this Current Report on Form 8-K, which by this reference is incorporated herein as if copied verbatim, reporting its entry into an agreement to sell all of the outstanding stock of its wholly-owned subsidiary, Logan’s Roadhouse, Inc.

On October 31, 2006, CBRL Group, Inc. issued the press release that is furnished as Exhibit 99.2 to this Current Report on Form 8-K, which by this reference is incorporated herein as if copied verbatim, reporting comparable store sales for the five-week period ending October 27, 2006.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

2.1	Stock Purchase Agreement dated October 30, 2006 between CBRL Group, Inc. and LRI Holdings, Inc.

2.2	Agreement for Purchase and Sale between Logan's Roadhouse, Inc., as Seller, and Wachovia Development Corporation, or its assigns, as Buyer, dated October 30, 2006.

2.3	Agreement for Purchase and Sale between Logan's Roadhouse, Inc., as Seller, and Trustreet Properties, Inc., or its assigns, as Buyer, dated October 30, 2006. *

2.4	Agreement for Purchase and Sale between Logan's Roadhouse, Inc., as Seller, and National Retail Properties, Inc., or its assigns, as Buyer, dated October 30, 2006. *

99.1	Press Release issued by CBRL Group, Inc. dated October 30, 2006.

99.2	Press Release issued by CBRL Group, Inc. dated October 31, 2006.

*	Document not filed because substantially identical to Exhibit 2.2.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 2, 2006	CBRL GROUP, INC.

By: /s/ N.B. Forrest Shoaf
Name: N.B. Forrest Shoaf
Title: Senior Vice President, Secretary
and General Counsel

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